Exhibit 4.13

FIRST AMENDMENT TO

SECURED CONVERTIBLE PROMISSORY NOTE

This First Amendment to Secured Convertible Promissory Note (this “First Amendment”) is dated as of December 31, 2005, and entered into by and between SAFLINK Corporation, a Delaware corporation (the “Company”), and the undersigned holder (“Holder”).

RECITALS

A.     SSP Solutions, Inc., a Delaware corporation (“SSP”), issued to Holder that certain Secured Convertible Promissory Note, dated November 19, 2003, in the principal amount of $1,250,000.00 (the “Note”).

B.     The Company assumed the Note in connection with its acquisition of SSP on August 6, 2004.

C.     The Company and Holder desire to amend the Note by this First Amendment to extend the Note Maturity Date (as defined in the Note) such that the unpaid principal and any unpaid and accrued interest are due and payable by the Company on the earlier of (i) December 31, 2006, or (ii) upon demand on or after the date of the closing of any strategic or financing transaction that generates at least $20,000,000 of additional working capital for the Company.

D.     The Company and Holder also desire to amend the Note by this First Amendment to revise the conversion rate at which, under certain circumstances, the unpaid principal and any unpaid and accrued interest under the Note convert into shares of the Company’s common stock from $1.67 (post-merger) to $0.71.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder hereby agree as follows:

AGREEMENT

1.	Section 1(d) of the Note is hereby amended and restated in its entirety to read as follows:

“(d)     “NOTE MATURITY DATE” shall mean the earliest of (i) December 31, 2006, (ii) upon demand on or after the date of the closing of any strategic of financing transaction that generates at least $20,000,000 of additional working capital for the Company, or (iii) the date as of which the outstanding principal and accrued interest on this Note and all other payments payable hereunder are due and payable pursuant to SECTION 4.2.”

2.	Section 5.6 of the Note is hereby amended and restated in its entirety to read as follows:

“5.6     CONVERSION RATE. The initial Conversion Rate shall be $0.71 per share of Common Stock. The Conversion Rate shall be subject to adjustment as described in SECTION 6.”

3.	Except as amended by the foregoing, the Note shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Secured Promissory Note as of the date first set forth above.

SAFLINK CORPORATION:		HOLDER:

By:
	Jon C. Engman, Chief Financial Officer	Richard P. Kiphart